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                                                                    EXHIBIT 23.1


                         Independent Auditors' Consent


The Board of Directors
Witness Systems, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 of Witness Systems, Inc. and subsidiaries of our report dated January 24, 2001, relating to the consolidated balance sheets of Witness Systems, Inc. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule, which report appears in the 2000 Annual Report on Form 10-K of Witness Systems, Inc. and subsidiaries.



                                       /s/ KPMG LLP


Atlanta, Georgia
August 13, 2001